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                                                                   EXHIBIT 99.1

NEWS BULLETIN                 RE:


FROM:                                   Mego Mortgage
FRB                                     100 Parkwood Circle
                                        5th Floor
                                        Atlanta, GA 30339

The Financial Relations Board Inc.

FOR FURTHER INFORMATION:

     AT THE COMPANY                     AT THE FINANCIAL RELATIONS BOARD
     --------------                     --------------------------------
     Champ Meyercord, Chief Executive   Gen'l Info:   Paula Schwartz/Mike Lawson (212) 661-8030
      Officer and Chairman              Analyst Info: Cecilia Heer/Regina Lenihan (212) 661-8030
     Jeff S. Moore, President           Media Info:   Alicia Nieva-Woodgate (212) 661-8030
     (800) 550-6346

FOR IMMEDIATE RELEASE
July 6, 1998


                      MEGO MORTGAGE CORPORATION ANNOUNCES
                     SUCCESSFUL FINANCIAL RECAPITALIZATION

               COMPANY PROVIDES PREVIEW OF THIRD QUARTER RESULTS


ATLANTA, GEORGIA...JULY 6, 1998 - Mego Mortgage Corporation (Nasdaq:MMGC) today announced that it has completed its recapitalization (the "Recapitalization") generating $87.5 million of new equity through various components. Pursuant to the Recapitalization, two strategic partners, City National Bank of West Virginia, a subsidiary of City Holding Company (Nasdaq:CHCO) and Sovereign Bancorp, Inc. (Nasdaq/NMS:SVRN), each acquired $10.0 million of the Company's Series A Convertible Preferred Stock (the "Preferred Stock"). Each of these entities has also been granted an option, exercisable for 2 1/2 years, to acquire an additional $10 million of the Common Stock at $1.50 per share. Another strategic investor acquired $5.0 million of Preferred Stock. In addition, other private investors acquired an aggregate of $25.0 million of the Company's Common Stock at a purchase price of $1.50 per share. All of the forgoing issuances were made pursuant to private placement transactions.

Concurrent with the sale of $50.0 million of Common and Preferred Stock, the Company completed its previously announced Exchange Offer for any and all of the outstanding $80.0 million principal amount of the Company's 12 1/2% Senior Subordinated Notes due 2001 (the "Old Notes"). Pursuant to the Exchange Offer, the Company issued approximately $37.5 million in Preferred Stock and $41.5 million in new 12 1/2% Subordinated Notes due 2001 in exchange for approximately $79.0 million of the Old Notes. Less than $1.0 million of the Old Notes remain outstanding.

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Mego Mortgage Announces Successful Recapitalization
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The Securities issued pursuant to the private placement and the Exchange Offer have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration.



CHAMP MEYERCORD ELECTED CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD

In connection with the Recapitalization, Champ Meyercord, 57, was elected Mego Mortgage's Chairman of the Board and Chief Executive Officer. Mr. Meyercord has been a special consultant to the Company since May 1998. For more than four years prior to joining Mego Mortgage, Mr. Meyercord was a Senior Investment Banker with Greenwich Capital Markets, Inc., most recently as co-head of the Mortgage and Asset Backed Finance Group. Mr. Meyercord is joined on the new Mego Mortgage Board by Jeff S. Moore, who continues as President of the Company; David J. Vida, Jr., President of City Mortgage Services, a division of City National Bank of West Virginia; Hubert M. Stiles, Jr., Vice President of T. Rowe Price Recovery Fund II, L.P.; Wm. Paul Ralser, Chief Executive Officer and Chairman of the Board of First Fidelity Bancorp, Inc. located in Irvine, California; and Spencer I. Browne, a Special Consultant to the Company who was first elected to the Board in November 1996.

Mr. Meyercord commented, "Today marks the beginning of a new era at Mego Mortgage Corporation. Aside from generating new equity, the Company has arranged a significant warehouse commitment, providing the Company with the ability to fund its anticipated loan production, and has also arranged a forward purchase commitment for a minimum of $400 million of its loans per year for three years. With our substantial capital and liquidity, and the leadership of our talented management team, the Company will be able to pursue its direct lending strategy and offer a competitive alternative to loan sources in the B/C and 125 sector. We also believe that as a result of the Recapitalization, the Company will be able to pursue its plan to acquire "low cost" retail origination platforms."

ANTICIPATED THIRD QUARTER LOSS

The Company announced that it anticipates reporting an operating loss of approximately $55 million for the three month period ended May 31, 1998. This loss will result from a number of factors including: losses from the disposition and reacquisition of loans in the third quarter; additional reserves taken against the Company's remaining inventory of loans held for sale; writedowns of capitalized fees and expenses pursuant to the Recapitalization; interest on the Company's Old Notes; and general and administrative expenses. A component of these losses will also result from writedowns in the carrying value of its mortgage related securities. Changes in the methodology used in valuing the Company's mortgage related securities are being implemented based on information received from a number of market sources and management's belief as to current market conditions, and do not reflect the performance to date of the respective mortgage loan portfolios.

Allowing for the writedowns and losses previously described, the Company anticipates that it will have a net worth of approximately $60 million, a substantial cash position and be in full compliance with all financial covenants contained in its various loan agreements.

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                                                                    Exhibit 99.1


Mego Mortgage Announces Successful Recapitalization
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Mego Mortgage is a specialty finance company that originates, purchases, services, sells and securitizes primarily home improvement, home equity, and debt consolidation loans collateralized by liens on the borrower's home. The Company is based in Atlanta, Georgia and originates its loans nationwide through diversified origination channels.

                                     # # #

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors which could affect the Company's results, reference is made to the Company's periodic reports on Forms 8K, 10K and 10Q as well as other documents filed with the Securities and Exchange Commission.